EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 1st day of July, 2000, by and between Harbor Bankshares Corporation, a Maryland corporation, and The Harbor Bank of Maryland, 25 W. Fayette Street, Baltimore, MD 21201, a Maryland commercial bank, (each of which being referred to as a “Company” and together collectively referred to as the “Companies”) and Joseph Haskins, Jr. (the “Executive”).

INTRODUCTION

The Board of Directors of each Company has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the continued attention and dedication of the Executive, to his assigned duties without distraction in potentially disturbing circumstances an’sing from the possibility of a change in control of the Company or the assertion of claims and actions against employees. Hereafter, and unless otherwise specified herein, references to the “Bankshares Board” will be to the Board of Directors of Harbor Bankshares Corporation.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Companies and the Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Companies during the term of this Agreement. The Executive agrees to devote his best efforts to the business of the Companies, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Companies.

2. Duties. The Executive shall hold the title of Chairman of the Board, President, and Chief Executive Officer of Harbor Bankshares Corporation and Chairman and CEO of The Harbor Bank of Maryland, and his duties shall be those which can reasonably be expected to be performed by a person holding those positions. The Executive shall report directly to each Company’s Board of Directors. The Executive’s duties may, from time to time, be changed or modified at the discretion of the Board of Directors of the Companies.

3. Employment Term. Subject to the terms and conditions hereof, the Companies agree to employ the Executive for a term of four years commencing as of January 1, 2000 (the “Effective Date”) and continuing through December 31, 2003, unless renewed under this Section 3. The Companies may terminate the Executive’s employment prior to the end of the three-year term through either a Termination Due to Disability under Section 5(a), a Termination With Cause under Section 5(b), or Termination Without Cause under Section 5(c).

Beginning January 1, 2004, this Agreement shall be automatically renewed each December 31” for three year terms, unless either the Companies or the Executive provides written notice of election not to renew, at least 90 days before the applicable January I”.

4. Salary and Benefits.

(a) Base Salary. The Companies shall during the term of this Agreement, pay the Executive an annual base salary of $182,330 beginning on the Effective Date, pro rated for periods of less than 12 months. “Base Salary” is defined as set by the preceding sentence or as the same may be increased from time to time by action of the Bankshares Board. The Base Salary shall be reviewed by the Companies annually, and any Base Salary increase shall be effective each January I”, beginning January 1, 2000. The Companies may not, however, reduce the Executive’s then existing Base Salary at any time during the term of this Agreement.

(b) Annual Incentive Payment. Each year during this Agreement, the Executive shall be eligible to receive an annual incentive payment (the “Annual Incentive Payment”) under the 2000 Annual Incentive Plan (the “Incentive Plan”), as amended or replaced by a successor plan approved by the Bankshares Board. The amount of the Annual Incentive Payment shall be targeted at 80% of the Executive’s Base Salary upon completion of goals and objectives as set by the Bankshares Board. The minimum and maximum incentive payment that the Executive shall be eligible to receive, assuming the appropriate goals for minimum or maximum level have been attained, will be 60% and 100% of the Executive’s Base Salary, respectively. If the goals and objectives for the minimum level of incentive payment have not been met, there will be no incentive payment made to the Executive in that year. The amount actually awarded and paid to the Executive each year will be determined by the Bankshares Board in conjunction with the terms of the Incentive Plan document.

(c) Non-Qualified Retirement Plans. The Companies shall provide an Executive Supplemental Retirement Benefit to the Executive on the terms and conditions described on Schedule A attached hereto.

(d) Stock Options. Upon execution of this Agreement, the Companies will grant the Executive a one-time grant of 25,000 option shares on the ten—ns and conditions described on Schedule B attached hereto. The Companies shall establish a stock option program to the Executive in accordance with the 2000 Officer Long-Term Incentive Plan (“OLIP”), as amended or replaced by a successor plan approved by the Bankshares Board. On an ongoing basis, the Executive may also receive further grants of options, as determined by the companies. The Executive will not be eligible to participate in any stock option plans reserved for outside directors.

(e) Life Insurance. Harbor Bankshares Corporation shall provide life insurance coverage on the life of the Executive in an amount not less than three times the Executive’s Base Salary.

Key Man Life Insurance. During the Employment Period, Harbor Bankshares Corporation shall at its sole expense, maintain a “key man” insurance policy on the life of the Executive with a death benefit of at least $1,000,000 (Ten-n Insurance) and naming the Company as the policy beneficiary. In the event of the Executive’s death, this Key Man Life Insurance will provide funds to Harbor Bankshares Corporation for the reacquisition of its stock and any unexercised options from the Executive’s heirs or estate, if requested by the Executive’s estate within six months of the Executive’s death.

(g) Vacation. The Executive shall be entitled to four weeks of paid vacation during each full year of his employment hereunder in accordance with the vacation policy adopted by the Companies. In addition, upon any Termination, under Section 5, except for Termination for Cause, the Executive will be paid any remaining accrued vacation that has not been taken through the date of Termination.

(h) Automobile During the term of this Agreement, the Companies shall provide the Executive with an annual automobile allowance of $12,000 payable in equal monthly installments of $ 1,000 each.

(i) Reimbursement of Expenses. The Companies shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of his duties in accordance with any business conducted on behalf of the Companies.

(j) Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Companies, and to all normal perquisites provided to senior executive officers of the Companies.

(k) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of Base Salary, bonus, or other compensation.

5. Termination of Employment. The Companies may terminate the employment of the Executive at any time as they deem appropriate.

(a) Disability. The Companies may terminate the Executive’s employment for Disability if the Executive is incapacitated or absent and unable to perform substantially all the regular duties of his employment for at least 180 days, consecutive or nonconsecutive, during any 12 month period. Disability shall be determined by mutual agreement or by at least two physicians who are board certified in the field of the Executive’s affliction. If, during the term of this Agreement, the Executive’s employment terminates due to Disability, the Companies shall provide long-ten-n disability insurance that provides for an annual benefit in compliance with the personnel policies until the Executive attains age 65. In addition, the Executive’s participation in the Companies’ medical and group life insurance plans shall continue during the period of Disability until the Executive attains age 65.

(b) Voluntary Resignation or Termination for Cause. If the Executive shall voluntarily terminate his employment for other than Good Reason, as defined in Section 5(c), or if the Companies shall discharge the Executive for Cause, as defined in this Section 5(b), this Agreement shall terminate immediately and the Companies shall have no further obligation to make any payment under this Agreement which has not already become payable, but has not yet been paid; provided, however, that with respect to any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Executive is participating at the time of termination of his employment, the Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Executive which may then be in effect.

For the purposes of this Agreement, the Companies shall have “Cause” to terminate the Executive’s employment hereunder upon

(i) the willful and continued failure by the Executive to perform his duties with the Companies (other than any such failure, resulting from incapacity due to Disability), after a demand for substantial performance is delivered to the Executive by the Bankshares Board which specifically identifies the manner in which the Bankshares Board believes that he has not substantially performed his duties;

(ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Companies. For the purpose of this paragraph, no acts, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Companies;

(iii) the removal, and/or permanent prohibition of Executive from participating in the conduct of the Companies’ business by an order issued by the Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or other appropriate bank supervisory agency;

(iv) notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than majority plus I of the entire authorized membership of the Bankshares Board at a meeting of the Bankshares Board called and held for the purpose (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Bankshares Board), finding that in the good faith opinion of the Bankshares Board he was guilty of conduct set forth above in clauses (i), (ii), or (iii) of this Section 5(b), and specifying the particulars thereof in detail.

(c) Termination Without Cause or Resignation for Good Reason. If during the term of the Agreement, the Executive’s employment is terminated by the Companies without Cause or the Executive voluntarily terminates his employment for Good Reason, as defined in this Section 5(c):

(i) Base Salary. The Companies shall pay the Executive in a lump sum an amount equal to three times the current annual Base Salary as provided in Section 4(a) in effect at the date of termination; The payments are to be made over a three year period in equal amounts. The first payment will be due within 30 days following terminated. The remaining two payments will be due on the 1st and 2nd anniversary dates of the first payment.

(ii) Annual Incentive. To compensate the Executive for the current year’s annual incentive, the Companies shall pay to the Executive in a lump sum an amount equal to the aggregate amount awarded to the Executive under Section 4(b) for the most recently completed calendar year multiplied by a ratio whose numerator is the number of the current month in the calendar year as of the date of termination and the denominator is twelve.

(iii) Nonqualified Retirement Plans and Stock Options. The Companies shall pay to the Executive any amounts due under Sections 4(c) and 4(d) according with the terms, conditions and limitations of the plans and any separate agreements under Sections 4(c) and 4(d) without regard to “vesting” thereunder.

For purposes of this Agreement, “Good Reason” shall mean:

(i) Without his express written consent, the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Companies, or a change in his reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Cause, Disability or retirement or as a result of his death or by the Executive other than for Good Reason;

(ii) Without his express written consent, the failure by the Companies to continue in effect the Non-Qualified Retirement Plan under Section 4(c), Stock Options under Section 4(d), the Life Insurance under Section 4(e) in which the Executive is participating (or plans providing substantially similar benefits), the taking of any action by the Companies which would adversely affect the Executive’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him, or the failure by the Companies to provide the Executive with the number of paid vacation days to which he is then entitled on the basis of years of service with the Companies in accordance with the Companies’ normal vacation policy in effect on the date hereof,

(iii) Any failure of the Companies to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 15(b) hereof, or

(iv) The Companies’ requiring the Executive to be based anywhere other than Baltimore, Maryland except for required travel on the Companies business to an extent substantially consistent with his present business travel obligations, or, in the event the Executive consents to any relocation, the failure by the Companies to pay (or reimburse the Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify the Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by the Executive and reasonably satisfactory to the Companies) realized on the sale of the Executive’s principal residence in connection with any such change of residence.

6. Termination After Change Of Control Benefit. If (i) within 12 months after a Change of Control of either Company, either Company shall terminate the Executive’s employment other than pursuant to Section 5(a) or 5(b) hereof or if the Executive shall terminate his employment for Good Reason, or (ii) within thirty days after the expiration of 6 months after a Change of Control of either Company, the Executive shall terminate his employment with or without Good Reason, then in any of such events, the Companies shall pay to the Executive a benefit as defined in Section 6(b).

(a) Change of Control. The term Change of Control shall have the following meaning:

(i) A reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of either Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, directly or indirectly, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities;

(ii) A liquidation or dissolution of either Company;

(iii) The sale of more than 50% of the assets of either Company to any person or entity not controlled by or under common control with the Companies (unless such reorganization, merger, consolidation or other corporate action, liquidation, dissolution or sale is subsequently abandoned);

(iv) The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (excluding any employee benefit plan of either Company or its subsidiaries which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act)) of more than fifty percent (50%) of either the then outstanding shares of common stock or the combined voting power of either Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(v) As the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale or disposition of all or substantially all of either Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of a Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of a Company or any successor to the Companies.

(b) Amount. Upon a terminated of the Executive’s employment under the circumstances described in the first sentence of this Section 6, the Executive will receive a Change of Control Benefit equal to 2.99 times the Executive’s Base Annual Compensation as defined in this Section 6(b)(1) at the date of the Change of Control. If the Change in Control Benefit described in this Section 6(b) and Section 6(b)(i) is less than an otherwise applicable payment under Sections 5(c)(i) and (11) of this Agreement upon termination of the Executive’s employment under the circumstances described in the first sentence of this Section 6, the Executive may receive payment pursuant to Section 5(c)(i) and (ii) in lieu of the Change in Control Benefit.

(i) Base Annual Compensation. The Executive’s average annualized compensation on I pal ‘d by the Companies which was includible in the Executive’s gross income during the most recent five taxable years ending before the date of the Change of Control. This definition covers amounts includible in compensation, i.e., the Base Salary and cash annual incentive prior to any cash or deferred arrangements, and defined as the individual’s “base amount” under Section 28OG of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Nonqualified Retirement Plans and Stock Options. The Companies shall pay to the Executive any amounts due under Sections 4(c) and 4(d) according with the terms, conditions and limitations of the plans and any separate agreements under Sections 4(c) and 4(d) without regard to “vesting” thereunder.

(c) Consideration of Benefit. As consideration for the benefit paid in this Section 6, the Executive agrees to work with the new organization for a period of six months; however, if the organization terminates the employment of the Executive except under Terminated for Cause, the Executive is still entitled to the benefit specified under this Section 6.

(d) Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 28OG of the Code, then the payments made to the Executive shall be the maximum of (x) one dollar ($1.00) less than the amount which would cause the payments to the Employee (including payments to the Employee which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code, and (y) the payments to the Employee (including payments to the Employee which are not included in the Agreement) after taking into account the excise tax imposed by Section 4999 of the Code.

(e) Payment of Benefit. The Change of Control Benefit provided herein shall be paid in a lump sum to the Executive within 30 days following a terminated of the Executive’s employment under the circumstances described in the first sentence of this Section 6.

7. Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of the Companies and that such information is confidential and constitutes valuable, special and unique property of the Companies. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for or on behalf of the Companies, its successors, assigns or nominees, any Confidential Information of the Companies (regardless of whether developed by the Executive) without the prior written consent of the Companies.

The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Companies in accordance with the Companies’ obligations to such third parties and the policies established by the Companies.

8. Delivery of Documents upon Termination. The Executive shall deliver to the Companies or their designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Companies.

9. No Competition. Throughout the term of the Agreement and, unless the Agreement terminates pursuant to Section 3 or Termination for Cause under Section 5(b), through the second anniversary of the expiration of the Agreement, the Executive shall not directly or indirectly engage in the business of banking, or any other business in which any member of the Companies directly or indirectly engages during the term of the Agreement; provided, however, that the restriction in this Section 9 shall apply only to the reasonable and prove limited geographic area consisting of any county in which any member of the Companies directly has offices, operations, or customers, or otherwise conducts business. For purposes of this Section 9, the Executive shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities (exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) and (b) the Executive does not beneficially own (as defined in Rule I 3d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise.

10. No Tampering. Throughout the term of the Agreement and through the second anniversary of the expiration thereof the Executive shall not (a) request, induce or attempt to influence any customers of the Companies to curtail or cancel any business they may transact with the Companies; or (b) request, induce or attempt to influence any employee of the Companies to terminate his or her employment with the Companies.

11. Publicity and Advertising. The Executive agrees that the Companies may use his name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Companies and may continue to use materials generated during the term of the Agreement for a period of six months thereafter. The Executive shall receive no additional consideration if his name, picture or likeness is so used. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Companies shall be and are the sole property of the Companies.

12. Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 7 through 10 may be inadequate, agrees that the Companies may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief The Companies shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Companies. The termination of the Agreement pursuant to Section 3. 5(a) or 5(b) shall not be deemed to be a waiver by the Companies of any breach by the Executive of this Agreement or any other obligation owed the Companies, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

13. Dispute Resolution. Subject to the Companies’ right to seek injunctive relief in court as provided in Section 12 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under this Section 13, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either the Companies or the Executive demands arbitration, the Executive and the Companies agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

(a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator.

(b) Demand for Arbitration. In the even that the Executive or the Companies initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators. In situations where suit has not been filed, either the Executive or the Companies may initiate arbitration by serving a written demand for arbitration upon the other party and the arbitrators. Such a demand must be served within six months of the events giving rise to the dispute, unless a statute provides for a longer period for filing an initial claim under the statute. Any claim that is not timely made will be deemed waived.

(c) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i) The arbitration proceedings shall be held in Baltimore, Maryland, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

(ii) The arbitrators shall be and remain at all times wholly independent and impartial;

(iii) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction,

(v) The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi) The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(ix) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a ‘judicial acceptance of the award and an order of enforcement, as the case may be.

(d) Acknowledgement of Parties. The Companies and Executive understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Companies and Executive understand and agree that this Section 13, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Executive, which shall not be subject to arbitration.

(e) Consultation. Executive has been advised of his night to consult with an attorney prior to entering into this Agreement.

14. Indemnification. The Executive shall be protected against any and all legal actions when he is either a party, witness or a participant in any legal action brought against the Companies. He will be protected through any programs that cover the outside directors or other executives of the Companies.

15. Miscellaneous Provisions.

(a) Binding Agreement. The rights and obligations of the Companies under this Agreement shall inure to the benefit of, shall be Joint and several between and among, and shall be binding upon, the Companies.

(b) Successors of the Companies. The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place. Failure of the Companies to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Companies in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” or “Companies” shall mean the Company or Companies as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(c) Executive’s Heirs, etc. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Companies. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

(d) Notice. For the purposes of this Agreement, notices and all other communications provide for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Companies shall be directed to the attention of the Chairman of the Compensation Committee with a copy to the Secretary of the Companies, or to such other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

(e) Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Bankshares Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(f) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof

(g) Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Companies is terminated, voluntarily or involuntarily, by the Companies or the Executive, with or without Cause.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Maryland.

(j) Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

IN WITNESS HEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

THE EXECUTIVE:	THE COMPANIES:

HARBOR BANKSHARES CORPORATION

By:

Joseph Haskins, Jr. Chairman, President and CEO	Title:

THE HARBOR BANK OF MARYLAND

By:

Title:

Schedule A

Executive Supplemental Retirement Benefit

This Schedule A describes the Executive Supplemental Retirement Benefit (the “Benefit”) referred to in Section 4(c) of the Employment Agreement, to which this is attached and incorporated by reference.

1. Amount and Duration of the Benefit: Termination at or after Age 62. The annual amount of the Benefit will be 63% of the Executive’s final Base Salary, but not less than $200,000 per year. Payments will begin at the Executive’s retirement at or after age 62 and continue for a period of 15 years. Any termination of the Executive’s employment at or after age 62, other than terminated by reason of the Executive’s death or disability, shall be deemed 44 retirement” for this purpose. If the Executive’s employment terminates before age 62 for reasons other than death or disability, the amount and duration of the Benefit shall be determined by the provisions of Section 2 of this Schedule A.

2. Terminated Before Age 62.

(a) Termination by Executive.

(1) Without Good Reason. If the Executive terminates his employment before age 62 without Good Reason, the Executive will receive an annual Benefit of 63% of the Executive’s final Base Salary at termination of employment, multiplied by a fraction the numerator of which is the number of completed years between the effective date of the Employment Agreement and the effective date of the Executive’s terminated and the denominator of which is the number of years that would have been completed from the effective date of the Employment Agreement if the Executive had remained in employment until age 62. The Benefit will begin at the termination of employment and continue for 15 years.

(2) With Good Reason. If the Executive terminates his employment for Good Reason, the Executive will receive, beginning at the termination of employment, the 63% Benefit described in paragraph (a)(1) of this Section 2, without the fractional reduction.

(3) After Change in Control. If the Executive terminates his employment without Good Reason upon a Change in Control within 30 days after the expiration of 6 months after the Change in Control, the Executive will receive, beginning at the terminated of employment, the 63% Benefit described in paragraph (a)(1) of this Section 2, without the fractional reduction.

(b) Termination By the Companies.

(1) Termination for Cause. If the Companies terminate the Executive’s employment for Cause, the Executive will forfeit his entitlement to the Benefit.

(2) Terminated Without Cause. If the Executive’s employment with the Companies is terminated without Cause, the Executive will receive, beginning at the termination of employment, the 63% Benefit described in paragraph (a)(1) of this Section 2, without the fractional reduction.

3. Death. If the Executive dies after beginning to receive the Benefit, the Executive’s designated beneficiary will continue to receive the Benefit for the remainder of the 15-year term. If the Executive dies before termination, the Executive’s designated beneficiary will receive, beginning upon the Executive’s death, the 63% Benefit described in paragraph (a)(1) of Section 2, without the fractional reduction.

4. Disability. If the Executive’s employment is terminated for Disability, then the Executive will receive, beginning when the Executive attains age 65, the 63% Benefit described in paragraph (a)(1) of Section 2, without the fractional reduction.

5. Beneficiary Designation. The Executive shall designate a beneficiary for the Benefit in a writing filed with the Administrator. The beneficiary designation shall be effective only upon receipt by the Administrator of a properly executed form that the Administrator has approved for that purpose. The Executive may from time to time revoke or change any designation or beneficiary by filing another approved beneficiary designation form with the Administrator.

6. Administrator. The plan Administrator of this Benefit will be the Chairman of the Compensation Committee or such person as the Chairman appoints in writing. The Administrator will have the exclusive responsibility for the general administration of this Benefit in accordance with the terms and provisions of this Benefit and will have all powers necessary to accomplish those purposes, including, but not limited to the complete discretionary right, power, and authority: (i) to make rules for the administration of this Benefit; (ii) to calculate the Benefit to which the Executive is entitled under the Benefit; (iii) to cause the payment of the Benefit; (iv) to construe all terms, provisions, conditions, and limitations of the Benefit; (v) to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Benefit in the manner and to the extent it deems expedient to carry this Benefit into effect; and (vi) to delegate those clerical and ministerial duties of the Administrator, as it deems necessary or advisable for the proper and efficient administration of this Benefit.

7. Claims Procedure. In general, Benefit distributions are automatic and no claim for the Benefit needs to be filed; however, the Executive or a designated beneficiary may submit a claim for the Benefit to the Administrator in writing. The following procedure shall apply in such a case:

(a) If such claim for the Benefit is wholly or partially denied, the Administrator shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim. In such event, written notice of the extension shall be furnished to the claimant prior to the end of the ninety (90) day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected. In no event shall the extension period exceed ninety (90) days from the end of the initial ninety (90) day period. The notice of denial shall include: (i) the specific reasons for the denial; (ii) reference to the Benefit provisions upon which the denial is based; (iii) a description of any additional materials or information necessary for the claimant to perfect the claim; and (iv) an explanation of the Benefit claims review procedure.

(b) Within sixty (60) days of the receipt by the claimant of the written notice of denial, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Administrator that it conduct a review of the denial of the claim. In connection with the claimant’s appeal, the claimant may review pertinent documents and may submit issues and comments in writing.

(c) The Administrator shall deliver to the claimant a written decision on the claim promptly, but not later than sixty (60) days after receipt of the claimant’s request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60) day period shall be extended to a maximum of one hundred and twenty (120) days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the sixty (60) day period. The Administrator’s decision shall include (i) the specific reasons for its decision and (ii) reference to the Benefit provisions on which its decision is based. If a decision is not given to the claimant within the review period, the claim is deemed denied on the last day of the review period.

(d) In all cases, the Executive or a designated beneficiary must submit any and all claims relating to the Benefit and exhaust all administrative remedies relating to any such claims with the Administrator before serving a Demand for Arbitration on any party.

8. Funding, Status as Unsecured Creditor. In conformity with Internal Revenue Service requirements, the Executive’s entitlement to the Benefit will be that of a general creditor of the Companies. The Executive will not have any interest in any specific assets of the Companies to secure the Benefit. The Companies may, however, provide for the Benefit through a “rabbi” trust or other funding vehicle as long as the establishment or maintenance of the trust or other vehicle does not cause the Executive to take supplemental benefits into income before they are actually received.

9. Construction of the Benefit. The Benefit shall be administered and construed so as to qualify as an “unfunded” plan providing benefits to a “select group of management or highly compensated employees,” as those terms are used in the Employee Retirement Income Security Act of 1974, as amended.

10. Assignment. The rights of the Executive or beneficiary or any other persons to the Benefit amounts payable to or in respect of the Executive or any beneficiary shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

11. If federal regulations that allow the funding source for support of the Retirement Benefit are eliminated and/or revised and threaten the financial position of the Company, the Bank will have the night to reassess the commitment and seek alternative measures of funding.

Schedule B

Stock Option Grant

This Schedule B describes the one-time grant of stock options referred to in Section 4(d) of the Employment Agreement, to which this is attached and incorporated by reference. These terms and conditions are incorporated into the stock option grant agreement with the Executive attached hereto as Exhibit 1, and incorporated by reference.

Number of Options:	Options on 25,000 Shares of Common Stock.

Type of Options:	Nonstatutory (i.e., “non-qualified”) Stock Options.

Effective Date of Grant:	Execution of Employment Agreement (i.e., July 1, 2000).

Exercise Price:	Fair Market Value on Date of Grant (i.e., $15.75).

Expiration Date:	Ten Years from Date of Grant (i.e., June 30, 2010).

Vesting:	Fully Vested at Date of Grant (i.e., July 1, 2000).

Exhibit I

Nonstatutory Stock Option Grant Agreement

This Grant Agreement (the “Agreement”) evidences the stock options (each, an “Option” or collectively, the “Options”) granted to Joseph Haskins, Jr. (the “Optionee”) by Harbor Bankshares Corporation, a Maryland corporation (the “Company”), effective as of the date of execution of the Employment Agreement (the “Grant Date”), to which this Agreement is attached as Exhibit I and incorporated by reference, conditioned upon the Optionee’s agreement to the terms described below.

1 . Grant of Options. The Optionee is granted 25,000 Options under this Agreement. Each Option is a nonstatutory stock option that entitles the Optionee to purchase from the Company, at fair market value on the Grant Date (the “Exercise Price”), one share of Common Stock of the Company. If not sooner exercised or terminated, the Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”).

2. Terminology. For purposes of this Agreement, the terms below have the following meanings:

(a) “Administrator” refers to the Chairman of the Compensation Committee or such person as the Chairman appoints in writing.

(b) “Cause” has the meaning ascribed to such term in Section 5(b) of the Optionee’s Employment Agreement.

(c) “Change in Control” has the meaning ascribed to such term in Section 6(a) of the Optionee’s Employment Agreement.

(d) “Company” includes Harbor Bankshares Corporation and its Affiliates, except where the context otherwise requires.

(e) “Good Reason” has the meaning ascribed to such term in Section 5(c) of the Optionee’s Employment Agreement.

(f) “Option Shares” mean the shares of Common Stock underlying the Options.

(g) “Total and Permanent Disability” has the meaning ascribed to the term “Disability” defined in Section 5(a) of the Optionee’s Employment Agreement.

3. Vesting.

The Options vest on the Grant Date

4. Exercise of Options.

(a) Right to Exercise. The Optionee may exercise the Options at any time on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided in this Agreement. Section 5 below describes certain limitations on exercise of the Options that apply in the event of the Optionee’s death, Total and Permanent Disability, or termination of employment or other service relationship with the Company. The Options may be exercised only in multiples of whole shares and may not be exercised at any one time as to fewer than one hundred shares (or such lesser number of shares as to which the Options are then exercisable). No fractional shares will be issued under the Options.

(b) Exercise Procedure. In order to exercise the Options, the following items must be delivered to the Secretary of the Company before the expiration or terminated of the Options: (i) an exercise notice, in such form as the Administrator may require from time to time, specifying the number of Option Shares to be purchased, and (ii) full payment of the Exercise Price for such Option Shares or properly executed, irrevocable instructions, in such form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 4(c) of this Agreement.

(c) Method of Payment. Payment of the Exercise Price may be made by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion, a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage fin-n approved by the Administrator, or a combination of the foregoing. In addition, payment of the Exercise Price may be made by any of the following methods, or a combination thereof, as determined by the Administrator in its discretion at the time of exercise:

(i) by tender (via actual delivery or attestation) to the Company of other shares of Common Stock of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by the Optionee for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company;

(ii) by withholding of Option Shares other-wise issuable pursuant to the exercise which have a Fair Market Value on the date of exercise equal to the Exercise Price;

(iii) by delivery of the Optionee’s full recourse promissory note payable to the Company in a fon-n approved by the Administrator; or

(iv) by any other method approved by the Administrator.

(e) Issuance of Shares upon Exercise. Upon exercise of the Options in accordance with the terms of this Agreement, the Company will issue to the Optionee, the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Options, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable stock. The Company will deliver stock certificates for the Option Shares as soon as practicable after exercise, which certificates will, unless such Option Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares.

5. Termination of Employment or Service.

(a) Exercise Period Following Cessation of Employment or Other Service Relationship, In General. If the Optionee ceases to be employed by, or in a service relationship with, the Company for any reason other than death, Total and Permanent Disability, or discharge for Cause, the Options remain exercisable during the 90-day period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the Options terminate upon the expiration of such 90-day period.

(b) Disability of Optionee. Notwithstanding the provisions of Section 5(a) above, if the Optionee ceases to be employed by, or in a service relationship with, the Company as a result of the Optionee’s Total and Permanent Disability, the Options remain exercisable during the 180-day period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the Options terminate upon the expiration of such 180-day period.

(c) Death of Optionee. If the Optionee dies prior to the expiration or other termination of the Options, the Options remain exercisable during the 180-day period following the Optionee’s death, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution. Unless sooner terminated, the Options terminate upon the expiration of such 180-day period.

(d) Misconduct. Notwithstanding anything to the contrary in this Agreement, the Options terminate in their entirety, regardless of whether the Options are vested, immediately upon the Optionee’s discharge of employment or other service relationship for Cause.

6. Nontransferability of Qptions. These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Options may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

7. Nonstatutory Nature of the Options. The Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed. The Optionee acknowledges that, upon exercise of the Options, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the Option Shares over the Exercise Price and must comply with the provisions of Section 8 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

8. Withholding of Taxes. At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.

The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

9. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of shares covered by and the exercise price and other terms of the Options, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to the Options as a result of the stock dividend, stock split or reverse stock split.

(b) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 9(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the Optionee, shall make any adjustments in the Options, including but not limited to modifying the number, kind and price of securities subject to the Options.

(c) Change in Control Transactions. In the event of any transaction resulting in a Change in Control, the Options will terminate upon the effective time of any such Change in Control unless provision is made in connection with the transaction in the sole discretion of the parties thereto for the continuation or assumption of the Options, or the substitution of the Options with new options of the surviving or successor entity or a parent thereof. In the event of such termination, the Optionee will be permitted, for a period of at least 20 days prior to the effective time of the Change in Control, to exercise all of the Options that are then exercisable or will become exercisable upon or prior to the effective time of the Change in Control; provided, however, that any such exercise of any Options that become exercisable as a result of the Change in Control shall be deemed to occur immediately prior to the effective time of such Change in Control.

(d) Pooling of Interests Transaction. Notwithstanding anything in this Agreement to the contrary, in connection with any business combination authorized by the Board, the Administrator, in its sole discretion and without the consent of the Optionee, may make any modifications to the Options, including but not limited to cancellation, forfeiture, surrender or other termination of the Options, in whole or in part, regardless of their vested status, but solely to the extent necessary to facilitate the compliance of such transaction with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

(e) Adjustments for Unusual Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Options in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options.

(g) Binding Nature of Adjustments. Adjustments under this Section 9 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to the Options on account of any such adjustments. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by the Optionee pursuant to this Section 9 in exchange for, or by virtue of the Optionee’s ownership of, the Options or the Option Shares, except as otherwise determined by the Administrator.

10. Non-Guarantee of Employment or Service Relationship. Nothing in this Agreement shall alter the employment status or other service relationship of the Optionee, nor be construed as a contract of employment or service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the night of the Company to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the failure of any Options to vest or any other adverse effect on the Optionee’s interests.

11. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued to him or her upon the due exercise of the Options. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.

12. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any Issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.

14. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

15. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.

16. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Administrator, except as provided in a written document signed by each of the parties hereto.

17. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other ‘jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located, and the Optionee hereby agrees and submits to the personal ‘jurisdiction and venue thereof.

18. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

HARBOR BANKSHARES CORPORATION

By:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth in this Agreement.

OPTIONEE

Joseph Haskins, Jr. Date: July 1, 2000

EXERCISE FORM

Chairman of the Compensation Committee

c/o Office of the Corporate Secretary

The Harbor Bank of Maryland

25 West Fayette Street

Baltimore, Maryland 21201

Gentlemen:

I hereby exercise the Options granted to me on July 1, 2000, by Harbor Bankshares Corporation (the “Company”), subject to all the terms and provisions of the applicable grant agreement and notify you of my desire to purchase shares of Common Stock of the Company at a price of $15.75 per share pursuant to the exercise of said Options.

Total Amount Enclosed: $

Date:

(Optionee)

Received by Harbor Bankshares Corporation on
, 20 .

By: